Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (Form S-8) No. 333-262192 of Chord Energy Corporation (f/k/a Oasis Petroleum Inc.) (the “Company”) of our report dated November 18, 2021, with respect to the statements of revenues and direct operating expenses of the properties of QEP Energy Company acquired in the Williston Basin Acquisition for the years ended December 31, 2020 and 2019, which report appears in the Current Report on Form 8-K/A of the Company filed with the Securities and Exchange Commission on December 20, 2021.

/s/ WEAVER AND TIDWELL, L.L.P.

Houston, Texas

July 13, 2022